Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 8, 2010, with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report of Stratasys, Inc. on Form 10-K for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Stratasys, Inc. on Form S-3 (File No. 333-108816, effective December 2, 2003) and on Forms S-8 (File No. 33-93362, effective June 9, 1995, File No. 333-32782, effective March 17, 2000, File No. 333-116210, effective June 4, 2004, and File No. 333-162830, effective November 3, 2009).

/s/ GRANT THORNTON LLP
Minneapolis, Minnesota
March 8, 2010